Exhibit 10.33

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

SETTLEMENT AGREEMENT

THIS AGREEMENT is made on January 1, 2025

BETWEEN:

(1)
KURA ONCOLOGY, INC. (the "Company"); and
(2)
STEPHEN DALE (the "Executive").

BACKGROUND:

(A)
The Executive is employed by the Company on the terms of their Employment Agreement as Chief Medical Officer.
(B)
The Executive wishes to resign from his employment with the Company to focus on his health and recovery.
(C)
The parties have agreed to mutually end the employment relationship and have agreed terms of settlement as set out in this Agreement.
(D)
The Company is entering into this Agreement for itself and as agent for all Group Companies and is duly authorised in that behalf.
It is agreed as follows:
1.
Definitions and Interpretation
1.1
In this Agreement, unless the context otherwise requires, the following definitions shall apply:
"Adviser" means the individual named in Schedule 1.
"Agreement" means this agreement (including any schedule or annexure to it and any document in agreed form).
"Board" means the board of directors of the Company.
"Confidential Information" has the meaning given to Proprietary Information in the PIIA.

"Employment Agreement" means the executive employment agreement between the Executive and the Company dated 22 July 2020 (as amended).

“Equity Award” has the meaning given in clause 8.1.
"ERA" means the Employment Rights Act 1996 (as amended).
"Group Company" means the Company and any holding company or any parent company or any subsidiary or subsidiary undertaking of the Company or such companies, as such terms are defined in s 1159, s 1162 (together with Schedule 7 and the definition of "parent company"

1

in s 1173), s 1161 and Schedule 6 of the Companies Act 2006, and "Group Company" means any of them and “Group” means all of them.
"ITEPA" means the Income Tax (Earnings and Pensions) Act 2003.
“Option” means an Equity Award in the form of a Nonstatutory Stock Option (as defined in the Plan).

“PIIA” means the Employee Proprietary Information and Inventions Agreement between the Executive and the Company dated 24 August 2020 (as amended).

“Plan” means the Amended and Restated Kura Oncology, Inc. 2014 Equity Incentive Plan.

"Post-Employment Notice Pay" has the meaning given in section 402D of ITEPA.
"Proceedings" means any action, claim or proceedings in the Employment Tribunal or any other court against the Company, any other Group Company or any of its or their shareholders, directors, officers, employees, workers, consultants or agents in respect of any of the matters which are the subject of the Executive's warranty under clause 3.5, or are settled under the terms of this Agreement.
“Share” means a share of common stock of the Company.
“Stock Award Grant Package” means the grant notice and agreement entered into between the Company and the Executive in respect of an Equity Award.
"Termination Date" means the date set out in clause 2.1.

"Termination Payment" has the meaning given to it in clause 6.1.

“UK Tax Liability” has the meaning given in clause 8.6.
1.2
In this Agreement, unless the context otherwise requires:
(a)
a reference to a statute or statutory provision includes:
(i)
any subordinate legislation (as defined in Section 21(1) Interpretation Act 1978) made under it;
(ii)
any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it;
(b)
a reference to:
(i)
a document in "agreed form" are to that document in the form agreed by the parties (or, as the context requires, agreed by the parties to the referenced document);
(ii)
a "person" includes any individual, firm, body corporate, association or partnership, government or state (whether or not having a separate legal personality);

(iii)
"clauses" and "schedules" is to clauses of and schedules to this Agreement;
(iv)
"indemnify" and "indemnifying" any person against any circumstance include indemnifying and keeping them harmless from all actions, claims and proceedings from time to time made against them and all loss or damage and all payments (including fines, penalties and interest, costs or expenses) made or incurred by that person as a consequence of or which would not have arisen but for that circumstance;
(c)
headings are for convenience only and shall not affect the interpretation of this Agreement.
2.
Termination Date and Notice Pay
2.1
The parties to this Agreement agree that the Executive’s employment with the Company and/or any other Group Company will terminate 2 January 2025 (the “Termination Date”).
2.2
The Company will pay to the Executive in the next practicable payroll following the Termination Date, subject to the deduction of such income tax and National Insurance contributions as the Company is required by law to deduct, pay in lieu of the Executive's four week contractual notice entitlement which will not be served by the Executive, in the sum of £34,615.08.
2.3
The parties agree that the amount of the payment in lieu of notice pursuant to clause 2.2 is equal to or exceeds the amount given by the formula in section 402D(1) of ITEPA and, accordingly, believe that the Executive’s Post-Employment Notice Pay is nil.
3.
Settlement of Claims
3.1
The terms of this Agreement have been agreed between the parties without any admission of liability in full and final settlement of the Executive's complaints in respect of unfair dismissal and/or breach of contract (including but not limited to any claim for wrongful dismissal) against the Company, any other Group Company and/or any of its or their shareholders, directors, officers, consultants, agents, employees or workers arising from the Executive’s employment or from the termination thereof.
3.2
It is the further intention of the parties that this Agreement shall, without any admission of liability by either party, be in full and final settlement of any other claims the Executive has or may in the future have at common law, under domestic or European legislation, or otherwise against the Company, any other Group Company or any of its or their shareholders, directors, officers, consultants, agents, employees or workers arising directly or indirectly from the Executive's employment by the Company, the Executive’s holding of any office and/or the termination of such employment or office holding including without limitation any claim:
(d)
pursuant to the ERA in respect of unlawful deduction from wages or unlawful receipt of payments from the Executive, a redundancy payment, guarantee payments, protected disclosures, unlawful detriment, breach of the right to time off work, remuneration or alternative work on suspension, maternity, paternity, adoption, parental rights and flexible working and any other rights under the ERA;
(e)
to have suffered unlawful detriment, or any other claim, under:

(i)
regulation 7(2) of the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000;
(ii)
regulations 27, 31 and 32 of the Transnational Information and Consultation of Employees Regulations 1999;
(iii)
section 23 of the National Minimum Wage Act 1998;
(iv)
arising under regulations 3, 6(2) or 9 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;
(v)
regulation 30 of the Working Time Regulations 1998;
(vi)
regulation 27, 28 and 32 of the Information and Consultation of Employees Regulations 2004;
(vii)
paragraphs 4 and 8 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006; sections 55 and 56 of the Pensions Act 2008;
(f)
of unlawful discrimination, harassment, victimisation, detriment (including personal injury resulting from any such discrimination, harassment, victimisation) on the grounds of, because of, arising from and/or related to:
(i)
sex, marital or civil partnership status, gender reassignment, pregnancy or maternity under section 120 of the Equality Act 2010 and/or section 63 of the Sex Discrimination Act 1975;
(ii)
race, colour, nationality or ethnic or national origin under section 120 of the Equality Act and/or section 54 of the Race Relations Act 1976;
(iii)
disability under section 120 of the Equality Act and/or section 17A of the Disability Discrimination Act 1995;
(iv)
religion or belief under section 120 of the Equality Act 2010 and/or regulation 28 of the Employment Equality (Religion or Belief) Regulations 2003;
(v)
sexual orientation under section 120 of the Equality Act 2010 and/or regulation 28 of the Employment Equality (Sexual Orientation) Regulations 2003; and/or
(vi)
age under section 120 of the Equality Act 2010 and/or regulation 36 of the Employment Equality (Age) Regulations 2006,
(g)
for equality of terms under sections 120 and 127 of the Equality Act 2010 and section 2(1) of the Equal Pay Act 1970;
(h)
under the National Minimum Wage Act 1998 or any breach of contract claim arising from a failure to pay additional remuneration under sections 17 or 18 of that Act;
(i)
in respect of the infringement of the statutory employment rights set out in the Trade Union and Labour Relations (Consolidation) Act 1992;

(j)
under any directly effective provision of the Treaty of Amsterdam or the legislation of the European Union;
(k)
under the Human Rights Act 1998;
(l)
in respect of harassment under section 3 of the Protection from Harassment Act 1997; or
(m)
in respect of any personal injury claims at the date of this Agreement.
3.3
The waivers in clauses 3.1 and 3.2 will not apply to the following:
(n)
any claims by the Executive to enforce the terms of this Agreement;
(o)
claims in respect of personal injury of which the Executive is not aware and could not reasonably be expected to be aware at the date of this Agreement; and
(p)
any claims in relation to the Executive's accrued rights arising out of the Executive's membership of the Company pension scheme.
3.4
The settlement set out in clauses 3.1 and 3.2 shall include, without limitation, any future claims the Executive may have arising out of the Executive's employment or holding of any office or the termination of either, whether or not the matters which give rise to such future claims are currently known to either the Executive, the Company and/or any other Group Company and whether or not any legal remedy available for such claims in the future would be available for an action taken at the date of this Agreement.
3.5
The Executive, having taken independent legal advice, warrants that, except for any claim expressly set out or referred to in clause 3.1 and without prejudice to clause 3.2, they have no claims whatsoever against the Company, any other Group Company or any of its or their shareholders, directors, officers, consultants, agents, employees or workers arising directly or indirectly from their employment by the Company, their holding of any office and/or the termination of such employment or office holding. The Executive further warrants that they will not bring any claim under, in relation to, arising from and/or in connection with the Equality Act 2010.
3.6
If the Executive commences any Proceedings, they will repay to the Company immediately upon demand the lesser of the Termination Payment or such amount of the Termination Payment as shall be equivalent to the total amount of any compensation or damages (including interest) awarded and, regardless of how such Proceedings conclude, the full amount of any legal fees incurred by the Company or any other Group Company in defending Proceedings. Any payment to the Executive which remains outstanding under the terms of this Agreement shall cease to be payable with effect from the date of commencement of Proceedings.
4.
Pay and Benefits
4.1
The Company will pay to the Executive through normal payroll, subject to the deduction of such income tax and National Insurance contributions as the Company is required by law to deduct:
(q)
salary accrued to the Termination Date; and

(r)
holiday pay in lieu of any accrued but unused pro rata entitlement to 20 days holiday calculated as at the Termination Date.
4.2
The Company will continue to provide to the Executive, up to the Termination Date, all benefits to which the Executive is contractually entitled, subject to the relevant plan/scheme rules, following which such entitlements will cease.
4.3
The Company agrees to pay to the Executive their bonus in respect of the 2024 financial year of £225,223. Such bonus shall be paid, subject to the deduction of such income tax and National Insurance contributions as the Company is required by law to deduct, on or around 15 February 2025.
4.4
Aside from the payments and benefits set out in this Agreement, no further payments and/or benefits are payable to the Executive following the Termination Date.
5.
Expenses

The Executive will, no later than the Termination Date, notify the Company of the amount of any expenses incurred by the Executive in the performance of their duties prior to the Termination Date which are yet to be reimbursed and will supply the Company with receipts or other documentary evidence of such expenditure. The Company will, within 14 days of receipt of such notification and evidence, reimburse to the Executive the amount of all such expenses wholly, properly and necessarily incurred by them in the course of their duties.

6.
Termination Payment
6.1
Subject to the provisions of this Agreement (including but not limited to clauses 9 and 14 below) the Company shall pay to the Employee £675,000, as compensation for loss of employment (the “Termination Payment”).
6.2
The Termination Payment shall be paid less all required deductions for tax and National Insurance contributions, and shall be paid in two tranches as follows:
(s)
The first tranche, amounting to £450,000, will be paid in a lump sum within 14 days of the later to occur of:
(i)
the date of this Agreement; and
(ii)
receipt by the Company of a letter from the Adviser in the form as set out in Schedule 1 on or around the date of this Agreement.
(t)
The second tranche, amounting to £225,000, will be paid in six equal instalments on the Company’s normal payroll dates in January 2025, February 2025, March 2025, April 2025, May 2025, and June 2025.
6.3
The Company makes no warranty as to the taxable status of the Termination Payment and, accordingly, the Employee hereby indemnifies and agrees to keep the Company and all other Group Companies indemnified against any income tax and Employee National Insurance contributions liability (together with all interest, penalties and costs reasonably incurred) which the Company and/or any other Group Company is or may be liable to pay or account for under the PAYE system in respect of the Termination Payment in excess of any deduction made by the Company at source in respect of such liability.
7.
Legal Costs

The Company will pay the Executive's reasonable legal costs up to a maximum of £5,000 (plus VAT) incurred in respect of advice received by the Executive as to the terms and effect of this Agreement. Payment of these costs will be made direct to the Adviser subject to the Company's receipt of an invoice addressed to the Executive but marked payable by the Company.

8.
Equity Awards
8.1
The parties acknowledge that the Executive has been granted the following awards under the Plan and pursuant to the terms of each applicable Stock Award Grant Package (the “Equity Awards”, and each an “Equity Award”):

Date of Grant	Type of Award	Total Number of Parent Shares under Award	Exercise Price (if any) (US$)
24 August 2020	Option	200,000	$21.9800
26 January 2021	Option	100,000	$32.8000
26 January 2022	RSU	36,900	N/A
26 January 2022	Option	261,000	$14.1500
16 February 2023	Option	185,000	$11.9900
16 February 2023	RSU	23,125	N/A
31 May 2023	PSU	247,500	N/A
02 January 2024	Option	185,000	$15.3600

8.2
The Executive acknowledges and agrees that, except in relation to the Equity Awards, the Executive has no other options or rights in respect of any shares of the Company and/or any other Group Company.
8.3
The Executive acknowledges that, pursuant to the terms of the applicable Stock Award Grant Package and the Plan, those Shares under each Equity Award that have not vested as at the Termination Date shall lapse for no consideration and shall not be exercisable or capable of settlement, as applicable.
8.4
The Board (or appropriately authorized committee thereof) has exercised its discretion under the Plan to amend the terms of the Optionssuch that, subject to the Executive’s compliance with the terms of this Agreement, effective on and from the Termination Date, the post-termination exercise period applicable to the Options shall be extended so as to expire on 31

March 2026, such that the Options may be exercised (to the extent vested as at the Termination Date) up to 31 March 2026 and shall lapse and cease to be exercisable immediately thereafter.
8.5
The Company and the Executive acknowledge and agree that, save as provided in clause 8.4 above, the Equity Awards shall continue to be governed by the terms of the Plan and the applicable Stock Award Grant Package, including in respect of the applicable expiration date.
8.6
The Company makes no representations as to the tax treatment of the Equity Awards. In the event that the Company is required to withhold and pay to HMRC any UK income tax and employee National Insurance Contributions, or is required to pay to HMRC any employer National Insurance Contributions ("UK Tax Liability") in connection with the Equity Awards, the Executive hereby authorises the Company to take any of the following actions, at such times as the Company deems necessary: (a) withhold from amounts payable to the Executive an amount equal to any UK Tax Liability; (b) require the Executive to reimburse the Company in cash in an amount equal to the amount any UK Tax Liability; and (c) withhold from the Executive for no consideration Shares with a fair market value (as determined by the Company in its good faith discretion) equal to the amount of any UK Tax Liability. Furthermore, the Executive hereby agrees to indemnify on demand to the fullest extent permitted by law and hold harmless the Company from and against: (i) each and every claim, liability and demand made by HMRC in respect of any UK Tax Liability; and/or (ii) any interest, fines and penalties incurred by the Company in connection with any UK Tax Liability.
8.7
For the avoidance of doubt the waiver at clauses 3.1 and 3.2 shall not apply to (and nothing in this Agreement shall have the effect of compromising or waiving) any rights or entitlements the Executive may have or will have as a shareholder in any Group Company after the date of this Agreement.
9.
Announcement, Confidentiality and Confidential Information
9.1
The Company will arrange for the release of an external announcement, in the form mutually agreed by the parties set out in Schedule 2, promptly following the execution of this Agreement (the “External Announcement”). The Company will also arrange for an internal announcement, in the form mutually agreed by the parties set out in Schedule 2, to be sent to Company staff promptly following the execution of this Agreement (the “Internal Announcement”).
9.2
It is a condition of this Agreement that its terms shall remain confidential to the parties. Except as agreed in this Agreement or otherwise required or permitted by law, no statement or comment shall be made by the parties to any third party in relation to the terms or existence of this Agreement, the claims of the Executive settled by its terms and/or the circumstances of the termination of the Executive's employment or officeholding.
9.3
The Executive will not make, publish or cause to be published any disparaging remarks or derogatory statement concerning the Company, any other Group Company, its or their directors, officers, shareholders, consultants, agents, employees or workers, or any product or service being sold, developed or provided by the Company and/or any other Group Company. The Company will not encourage or condone the making or publishing of any such remarks concerning the Executive.

9.4
Without prejudice to and concurrently with the confidential information obligations in the PIIA, the Executive shall not at any time disclose to any person or use for the Executive's own purposes or through lack of diligence cause the unauthorised disclosure of any Confidential Information except as authorised or required by law, although this restriction shall not apply to any Confidential Information coming into the public domain other than as a result of any breach by the Executive of this obligation.
9.5
The Executive warrants that all Confidential Information that the Executive has in their possession, custody or under their control by whom and in whatever format recorded (whether electronically, digitally, on paper, on audio or audio visual tape or otherwise and including all copies) will be returned to the Company as soon as practicable following the Termination Date and that neither the Executive nor any other unauthorised person will retain the ability to access such information.
9.6
The parties are permitted to make a disclosure or comment that would otherwise be prohibited by this clause 9 where necessary and appropriate:
(u)
in the Executive’s case, if they make it to:
(i)
their spouse, civil partner or partner or immediate family provided that such persons agree to keep the information confidential;
(ii)
any person who owes the Executive a duty of confidentiality (which the Executive agrees not to waive) in respect of information the Executive discloses to them, including the Executive’s legal or tax advisers;
(iii)
their insurer for the purposes of processing a claim for loss of employment; or
(iv)
their recruitment consultant or prospective employer to the extent only strictly necessary to discuss the Executive’s employment history,
(v)
in any Group Company’s case, it is made to:
(i)
any director, officer or employee whose province it is to know such information provided that they agree to keep the information confidential; or
(ii)
any person who owes a Group Company a duty of confidentiality in respect of information which is disclosed to them, including, legal, tax, compliance or other professional advisers.
9.7
Nothing in this clause 9 shall prevent the Executive or any Group Company or any of its or their shareholders, directors, officers, employees, workers, consultants or agents from:
(w)
making a protected disclosure under section 43A of the ERA;
(x)
reporting a suspected criminal offence to the police or any law enforcement agency or co-operating with the police or any law enforcement agency regarding a criminal investigation or prosecution;
(y)
doing or saying anything that is required by HMRC or a regulator, ombudsman or supervisory authority;

(z)
filing, reporting, saying or doing anything that is required by the U.S. Securities and Exchange Commission or its rules (including the public filing of this Agreement in unredacted form);
(aa)
complying with an order from a court or tribunal to disclose or give evidence;
(bb)
disclosing information to HMRC for the purposes of establishing and paying (or recouping) tax and national insurance liabilities arising from the Executive’s employment or its termination; or
(cc)
making any other disclosure as required by law or to comply with any regulatory requirements.
10.
Company Property
10.1
The Executive warrants that all property belonging to the Company or any other Group Company which is/was in their possession or under their control will be returned to the Company in good working order as soon as practicable following the Termination Date.
10.2
The Executive confirms that they will, as soon as practicable following the Termination Date, irretrievably delete any information relating to the business of the Company and/or any other Group Company (and all matter derived from such information) that is/was stored on any computer or storage media or otherwise in any electronic or digital form outside of the premises of the Company and which is/was in the Executive's possession, custody or control and shall produce such evidence of having done so as the Company may request and/or allow the Company to inspect any such computer or other device.
11.
Continuing Obligations
11.1
The Executive remains bound by any continuing obligations within the Employment Agreement, the PIIA, and any other contractual agreement between the Executive and any Group Company. For the avoidance of doubt, this includes any confidential / proprietary information (without prejudice to the confidential information provisions in this Agreement), intellectual property / inventions / proprietary rights and/or restrictive covenant / non-solicitation provisions in the Employment Agreement and/or the PIIA.
11.2
The Executive undertakes that they will not, following the Termination Date, hold themselves out or permit themselves to be held out as being employed by, or holding office in, the Company and/or any other Group Company.
12.
Reference
12.1
Subject to the provisions of this clause 12, the Company will provide directly to any prospective employer, upon receipt of a written request to do so, sent to Kelly Cannan (or to such other person as the Company may nominate from time to time), a written reference in the form set out in Schedule 3 to this Agreement.
12.2
The Company reserves the right to make disclosures concerning the Executive's conduct which come to light after the date of this Agreement in order to comply with the Company's duty of care to the party requesting a reference. If the Company obtains information after the date of this Agreement which would have affected its decision to provide a reference in the form agreed, it shall inform the Executive and may decline to give a reference.
12.3
The Company reserves the right to make such disclosures concerning the Executive as required by law or to comply with any regulatory requirements.
13.
Legal Advice
13.1
The Executive confirms that:
(dd)
they have received independent legal advice from the Adviser as to the terms and effect of this Agreement including, in particular, its effect on the Executive’s ability to pursue any claim before an Employment Tribunal;
(ee)
the Adviser has advised the Executive that there was in force, when the Adviser gave the advice referred to in paragraph (a), a policy of insurance covering the risk of a claim by the Executive in respect of loss arising in consequence of the advice.
13.2
It is agreed that the conditions regulating settlement agreements and compromise agreements, as appropriate, under section 147 of the Equality Act 2010, section 77(4A) of the Sex Discrimination Act 1975 (in relation to claims under that Act and the Equal Pay Act 1970), section 72(4A) of the Race Relations Act 1976, paragraph 2 of Schedule 3A to the Disability Discrimination Act 1995, paragraph 2(2) of Schedule 4 to the Employment Equality (Sexual Orientation) Regulations 2003, paragraph 2(2) of Schedule 4 to the Employment Equality (Religion or Belief) Regulations 2003, paragraph 2(2) of Schedule 5 to the Employment Equality (Age) Regulations 2006, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, regulation 40(4) of the Information and Consultation of Employees Regulations 2004, paragraph 12 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 and section 58 of the Pensions Act 2008 have been satisfied.
13.3
By signing and delivering on the date of this Agreement a certificate in the form at Schedule 1 to this Agreement, the Adviser confirms that they have given to the Executive the advice referred to in clause 13.1 and that the conditions regulating settlement agreements and compromise agreements, as appropriate, which are referred to in clause 13.2 have been satisfied. The Adviser further confirms that they are a qualified solicitor holding a current practising certificate and are independent of the Company and/or any other Group Company for whom they have not acted and have no current expectation of activity. At the time that the Adviser gave the advice referred to in clause 13.1, there was in force a contract of insurance covering the risk of a claim by the Executive in respect of any loss arising in consequence of that advice.

14.
Warranties
14.1
The Executive warrants that at the date of this Agreement they are not aware of any facts, matters or circumstances that would reasonably be expected to give rise to:
(ff)
any claim for personal injury by them against the Company or any other Group Company and that there are no such claims pending at the date of this Agreement; and/or
(gg)
a dispute between them and the Company or any other Group Company and/or the pension trustees in respect of their pension rights or a complaint to the Pensions Regulator.
14.2
The Executive warrants, as a strict condition of this Agreement, that as at the date of this Agreement there are no facts or circumstances of which the Executive is aware or of which the Executive ought reasonably to be aware which would amount to a repudiatory breach by the Executive of any express or implied term of the Employment Agreement or the PIIA which would or would have entitled the Company to terminate the Executive's employment without notice or pay in lieu of notice and any payments or benefits pursuant to this Agreement are subject to and conditional upon this being so.
14.3
The Executive warrants that they will not submit any grievances to the Company and/or any other Group Company in relation to their employment and/or office holding and/or the termination of their employment or office holding. The Executive further relinquishes and agrees not to pursue either any grievance which may have been raised by them and/or any subject access request outstanding as at the date of this Agreement and that all such grievances and/or requests shall be deemed to have been withdrawn by the Executive as at the date of this Agreement.
15.
Third Parties and Variation
15.1
Save by any Group Company or any director, officer, or employee of any Group Company, no term of this Agreement is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to it.
15.2
No purported variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties.
15.3
Pursuant to Section 2(3)(a) Contracts (Rights of Third Parties) Act 1999, the parties, in accordance with clause 15.1, may without limit or restriction and without the consent of any third party:
(hh)
vary this Agreement or any provision of it which may be enforced by any third party or otherwise amend this Agreement in such a way as to extinguish or alter any third party's entitlement under any such provisions; and/or
(ii)
rescind this Agreement.

16.
Counterparts

This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

17.
Entire Agreement and Conflicts
17.1
This Agreement sets out the entire agreement and understanding between the parties and supersedes all prior agreements, understanding or arrangements (whether oral or written) in respect of the subject matter of this Agreement.
17.2
The Executive acknowledges that they have entered into this Agreement in reliance only on the representations, warranties and promises specifically contained or incorporated in this Agreement and, save as expressly set out in this Agreement, neither the Company, nor any other Group Company nor any of its or their employees, officers or agents shall have any liability in respect of any other representation, warranty or promise made prior to the date of this Agreement unless it was made fraudulently.
18.
Severability

The unenforceability of any provision of this Agreement shall not affect the enforceability of all remaining provisions. It is agreed that each obligation under this Agreement is separate and severable and any such unenforceable provision shall not be deemed to be part of this Agreement.

19.
Governing Law and Jurisdiction

This Agreement shall be governed by and construed in all respects in accordance with the laws of England and Wales and each of the parties irrevocably submits to the exclusive jurisdiction of the courts of England and Wales.

20.
Effective Date

This Agreement will come into effect on the date of the last party's signature on which date the "without prejudice and subject to contract" nature of this Agreement will cease to apply.

Signed by
/s/ Stephen Dale
Stephen Dale
Date: 01 January 2025

Signed by
/s/ Troy Wilson, Ph.D, J.D. Troy Wilson, Ph.D, J.D.
For and on behalf of Kura Oncology, Inc.
Date: 01 January 2025